Exhibit 5.1

LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE
SUITE 300
SAN RAFAEL, CA  94903
(415)  448-5000
FACSIMILE
(415) 448-5010

SAN FRANCISCO OFFICE
(415) 262-1200

November 25, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	BioTime, Inc.
Registration Statement on Form S-8

Ladies/Gentlemen:

We are counsel to BioTime, Inc. ("BioTime"), a California corporation, in connection with a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), filed by BioTime to register (1) 4,000,000 BioTime common shares, no par value ("Shares"), (2) options to purchase 4,000,000 Shares ("Options"), (3) stock appreciation rights ("SARs") with respect to 4,000,000 Shares, and (4) hypothetical units ("Restricted Stock Units") with respect to 4,000,000 Shares, that may be granted or sold by  BioTime under BioTime's 2012 Equity Incentive Plan (the "Plan") that was approved by BioTime's shareholders on October 28, 2013.

In rendering our opinion, we have relied upon, among other things, our examination of such documents and records of BioTime as have been provided to us, including but not limited to the Plan, the Articles of Incorporation, as amended, and Bylaws, as amended, of BioTime.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies.

Based upon the foregoing, and upon our consideration of such matters of law as we deemed relevant, we are of the opinion that:

(A)            When the Options are granted under the Plan, the Options will be legal and binding obligations of BioTime enforceable in accordance with their terms.

(B)            When the SARs are granted under the Plan, the SARs will be legal and binding obligations of BioTime enforceable in accordance with their terms.

(C)            When the Restricted Stock Units are granted under the Plan, the Restricted Stock Units will be legal and binding obligations of BioTime enforceable in accordance with their terms.

Securities and Exchange Commission
November 25, 2013

(D)            When the Shares are issued and sold pursuant to the Plan, whether as restricted stock, or pursuant to the exercise of Options or SARs, or upon the settlement or Restricted Stock Units, granted under the Plan, the Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of California and the Federal laws of the United States of America.

We assume no obligation to supplement, amend, or to otherwise update the opinions expressed above if any applicable laws change after the date of this opinion letter, or if we become aware of any facts that might change our opinions after the date of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

s/Thompson, Welch, Soroko & Gilbert LLP

Thompson, Welch, Soroko & Gilbert LLP